EXHIBIT 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the AES Corporation's Registration Statement No's. 333-82306 and 333-115028 on Form S-8 of our report dated June 29, 2005, appearing in this Annual Report on Form 11-K of the Employees' Thrift Plan of Indianapolis Power & Light Company for the year ended December 31, 2004.

DELOITTE & TOUCHE LLP

Indianapolis, Indiana
June 29, 2005